Exhibit 99.1

Press Release

7 Village Circle, Suite 100	Investor Relations/Media Contact:
Westlake, Texas 76262	Faith Pomeroy-Ward: 817-837-1208
MiddleBrook Pharmaceuticals Reports Fourth Quarter 2009 and Full-Year Results;
Announces Reduction in Force;
Engages Broadpoint Gleacher to Assist in the Evaluation of Strategic Options
WESTLAKE, Texas (March 12, 2010) – MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) today announced its 2009 fourth quarter and full-year results, that it is further restructuring to reduce expenses, and that it is evaluating strategic alternatives to maximize shareholder value.
Reduction in Force:
MiddleBrook announced that effective Monday, March 15, 2010, it will be eliminating its field sales force and significantly reducing its corporate staff to preserve cash resources as it explores its strategic options. The Company will rely on its partnership with DoctorDirectory.com, Inc. for continued MOXATAG® promotion through DoctorDirectory.com’s virtual marketing solution, IncreaseRx®, in its efforts to commercialize and gain market acceptance of MOXATAG.
As part of the reduction in force, John Thievon, the Company’s current president and chief executive officer and a director, announced his resignation effective Monday, March 15, 2010, to further reduce operating expenses. David Becker, the Company’s current chief financial officer, will assume the role of acting president and chief executive officer.
R. Gordon Douglas, M.D., the Company’s chairman of the board, said, “On behalf of the Company and the entire board of directors, I’d like to thank John for taking on this challenge and building MOXATAG to its current level of over 6,500 prescriptions per week during very tough economic times.” Dr. Douglas further stated, “John has committed to being available to assist the Board and management during the strategic process to help ensure the best value for the Company and its stakeholders.”
Strategic Alternatives:
Additionally, MiddleBrook has engaged Broadpoint Gleacher Securities Group, Inc. as its financial advisor to assist the board of directors in identifying and evaluating strategic alternatives for the Company, including a possible merger or sale of the Company. The board of directors has not set a definitive timetable for the completion of its evaluation, and there can be no assurance that the process will result in a transaction. The Company does not intend to disclose developments regarding this process unless and until the board of directors has approved a specific transaction.

Financial Results:
MiddleBrook reported fourth quarter 2009 revenue of $2.6 million, compared to revenue of $1.7 million in the fourth quarter of 2008. Revenue for the full year of 2009 totaled $14.8 million, a 67.7% increase compared to the prior year revenue of $8.8 million. The quarter-over-quarter and full-year increases in revenue are primarily driven by sales of MOXATAG, which MiddleBrook launched in March 2009.
Net loss was $15.8 million for the 2009 fourth quarter, compared to a net loss of $11.6 million in the fourth quarter of 2008. Net loss per share during the fourth quarter of 2009 was $0.18, compared to a net loss per share of $0.13 in the 2008 fourth quarter. Net loss was $62.3 million for 2009, compared to a net loss attributable to MiddleBrook of $41.6 million for 2008. Net loss per share for the full year of 2009 was $0.72, compared to a net loss of $0.64 per share for 2008. The number of shares used in the 2009 fourth quarter and full-year per share calculation was 86.5 million. The number of shares used in the 2008 fourth quarter per share calculation was 86.4 million, while the 2008 full-year per share calculation included 65.2 million and the weighted-average impact of the 30.3 million new shares purchased by EGI in September 2008. As a result of the Company’s recurring operating losses and management’s substantial doubt about the Company’s ability to continue as a going concern for at least 12 months following the balance sheet date of Dec. 31, 2009, the Company’s auditors have included a going concern explanatory paragraph in their audit opinion for the year ended Dec. 31, 2009.
The Company reported cost of goods sold in the amount of $0.7 million in the 2009 fourth quarter, compared to $0.3 million in the 2008 fourth quarter. Cost of goods sold for the full year of 2009 was $2.3 million compared to $1.6 million in the prior year. The higher cost of goods sold is due to higher sales in 2009.
Research and development (R&D) expenses in the 2009 fourth quarter were $0.4 million, compared to 2008 fourth quarter R&D expenses of $4.8 million. The decrease in the 2009 fourth quarter R&D expenses is primarily due to the reclassification of all personnel and related expenses from R&D to Selling, general and administrative (SG&A) after the Company indefinitely delayed the development of its KEFLEX PULSYS product candidate following the FDA’s response to the Company’s Special Protocol Assessment for the KEFLEX PULSYS development program. The 2008 fourth quarter also included expenses associated with the Company’s decision to vacate portions of its R&D facilities in Maryland. R&D expense was $5.3 million for the full year of 2009, compared to $19.1 million in the prior year. The decrease in full-year R&D expenses was primarily due to the reclassification of all personnel and related expenses from R&D to SG&A as detailed above and a reduction in R&D activities, combined with decreased depreciation and lower facility costs after vacating portions of the Company’s R&D facilities in 2008.
SG&A expenses were $17.2 million in the fourth quarter of 2009, compared to $8.7 million in the 2008 fourth quarter. The increase in the 2009 fourth quarter SG&A expenses was primarily driven by an increase in employee-related expenses, such as salaries, benefits and stock compensation, combined with marketing costs related to the marketing of MOXATAG and the addition of internal costs to SG&A which had previously been classified as R&D. SG&A expenses for the full year of 2009 were $69.9 million, up from $24.4 million in 2008. The year-over-year increase is due primarily to increased personnel and marketing expenses for MOXATAG.

About MiddleBrook Pharmaceuticals:
MiddleBrook Pharmaceuticals, Inc. (Nasdaq: MBRK) is a pharmaceutical company focused on commercializing anti-infective products that fulfill unmet medical needs. MiddleBrook’s proprietary delivery technology, PULSYS, enables the pulsatile delivery, or delivery in rapid bursts, of certain drugs. MiddleBrook currently markets MOXATAG, the first and only FDA-approved once-daily amoxicillin, and KEFLEX (cephalexin, USP), the immediate-release brand of cephalexin. For more information about MiddleBrook, please visit www.middlebrookpharma.com.
KEFLEX, KEFLEX 750 MG, MiddleBrook, MiddleBrook Pharmaceuticals (stylized), MiddleBrook Pharmaceuticals, Inc., MOXATAG, and PULSYS are MiddleBrook’s trademarks and have been registered in the U.S. Patent and Trademark Office or are the subject of pending U.S. trademarks applications. Each of the other trademarks, tradenames, or service marks appearing in this document belongs to the respective holder, as used herein, except as otherwise indicated by the context. References to “we,” ‘‘us,” “our,” ‘‘MiddleBrook,” or the “Company,” refer to MiddleBrook Pharmaceuticals, Inc., and its subsidiaries.
About MOXATAG:
MOXATAG (amoxicillin extended-release) Tablets, 775mg, is a once-a-day extended-release formulation of amoxicillin for oral administration consisting of three components: one immediate-release component and two delayed-release components. The three components of MOXATAG are combined in a specific ratio to prolong the release of amoxicillin compared to immediate-release amoxicillin. MOXATAG is intended to provide a lower treatment dose, once-daily alternative to currently approved penicillin and amoxicillin regimens for the treatment of adults and pediatric patients 12 years and older with tonsillitis and/or pharyngitis secondary to Streptococcus pyogenes. For more information about MOXATAG, please visit MOXATAG.com.
About KEFLEX:
KEFLEX (cephalexin, USP) Capsules, is MiddleBrook’s immediate-release first-generation cephalosporin antibiotic. KEFLEX has been shown to be active against strains of both gram- positive and gram- negative aerobes in vitro and in clinical infections. KEFLEX is indicated for treatment of the following infections: respiratory tract infections, otitis media, skin and skin structure infections, bone infections, and genitourinary tract infections. More information on KEFLEX and prescribing information are available at KEFLEX.com.
About Broadpoint Gleacher:
Broadpoint Gleacher Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that provides corporations and institutional investors with strategic, research-based investment opportunities, capital raising, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through the Debt Capital Markets, Investment Banking and Broadpoint DESCAP divisions of Broadpoint Capital, Inc., its Equity Capital Markets subsidiary, Broadpoint AmTech, and FA Technology Ventures Inc., its venture capital subsidiary. For more information, please visit www.bpsg.com.

FORWARD-LOOKING STATEMENTS
Some of the statements contained in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Board of Directors’ exploration of strategic alternatives and any future announcements regarding the status of the process, MiddleBrook’s future financial performance, the success of the commercialization of MOXATAG and its market position, and the estimated expense savings from the restructuring. In some cases, forward-looking statements are identified by words such as “intend,” “believe,” “anticipate,” “expect,” “estimate,” “will,” “may,” “should,” “could,” “would” and similar expressions. Such forward-looking statements reflect MiddleBrook’s current plans, beliefs, estimates and views and involve a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others, the lack of interest of potential buyers or strategic partners to engage in a transaction with MiddleBrook, failure to successfully commercialize MOXATAG or a decline in sales of KEFLEX 750 mg, MiddleBrook’s ability to manage expenses, and other risks identified in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in MiddleBrook’s Annual Report on Form 10-K for the year ended Dec. 31, 2008 and in MiddleBrook’s Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 2009. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. MiddleBrook undertakes no obligation to update publicly or review any of the forward-looking statements made in this press release, whether as a result of new information, future developments or otherwise.
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Source: MiddleBrook Pharmaceuticals, Inc.
Investor/Media Contact: Faith Pomeroy-Ward 817-837-1208

MiddleBrook Pharmaceuticals, Inc
Condensed Consolidated Statements of Operation
(amounts in thousands, except per-share data)

	For the three months ended		For the year ended
	December 31,		December 31,
	2009	2008	2009	2008

Product sales	$2,612	$1,666	$14,844	$8,850

	2,612	1,666	14,844	8,850

Costs and expenses:
Cost of product sales	701	290	2,254	1,635
Research and development	428	4,809	5,258	19,079
Selling, general and administrative	17,226	8,689	69,885	24,385

Total costs and expenses	18,355	13,788	77,397	45,099

Loss from operations	(15,743)	(12,122)	(62,553)	(36,249)

Interest income	10	337	361	724
Interest expense	(38)	—	(121)	—
Warrant expense	—	—	—	(6,714)
Other expense	—	—	161	—

Loss before income taxes	(15,771)	(11,785)	(62,152)	(42,239)

Income taxes	—	(174)	174	(174)

Net loss	(15,771)	(11,611)	(62,326)	(42,065)

Net loss attributable to noncontrolling interest	—	—	—	485

Net loss attributable to MiddleBrook Pharmaceuticals, Inc.	$(15,771)	$(11,611)	$(62,326)	$(41,580)

Basic and diluted net loss per share attributable to MiddleBrook Pharmaceuticals, Inc. stockholders	$(0.18)	$(0.13)	$(0.72)	$(0.64)

Shares used in calculation of basic and diluted net loss per share	86,512	86,422	86,485	65,180

MiddleBrook Pharmaceuticals, Inc
Condensed Consolidated Balance Sheet
(amounts in thousands, except per-share data)

	December 31,	December 31,
	2009	2008
Current assets:
Cash and cash equivalents	$14,798	$30,520
Marketable securities	—	44,242
Accounts receivable, net	2,269	426
Inventories, net	4,242	335
Prepaid expenses and other current assets	4,749	2,638

Total current assets	26,058	78,161

Property and equipment, net	4,555	4,192
Restricted cash	872	872
Deposits and other assets	617	523
Intangible assets, net	10,073	11,445

Total assets	$42,175	$95,193

Current liabilities:
Accounts payable	$1,031	$2,993
Accrued expenses and other current liabilities	13,949	6,141

Total current liabilities	14,980	9,134
Deferred contract revenue	11,625	11,625
Deferred rent and credit on lease concession	162	174
Other long-term liabilities	2,355	2,329

Total liabilities	29,122	23,262

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000 shares authorized, no shares issued or outstanding at December 31, 2009 and 2008	—	—
Common stock, $0.01 par value; 225,000 shares authorized, 86,512 and 86,433 shares issued and outstanding at December 31, 2009 and 2008, respectively	865	864
Capital in excess of par value	311,428	307,705
Accumulated deficit	(299,240)	(236,914)

Accumulated other comprehensive income	—	276

Total stockholders’ equity	13,053	71,931

Total liabilities and stockholders’ equity	$42,175	$95,193

MiddleBrook Pharmaceuticals, Inc
Condensed Consolidated Statements of Cash flow
(amounts in thousands)

	For the year ended
	December 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(62,326)	$(42,065)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,358	6,316
Warrant expense	—	6,714
Stock-based compensation	3,660	2,203
Deferred rent and credit on lease concession	(11)	(256)
Amortization of premium on marketable securities	(17)	(118)
Realized gains on investments	(63)	—
Deferred tax expense (benefit)	174	(174)
Loss on disposal of fixed assets and exiting lease	966	3,740
Gain on termination of capital leases	(58)	—
Changes in:
Accounts receivable	(1,842)	262
Inventories	(3,907)	353
Prepaid expenses and other current assets	(2,328)	(1,279)
Deposits other than on property & equipment, and other assets	(94)	(348)
Accounts payable	(1,962)	1,333
Accrued expenses	5,292	(677)

Net cash used in operating activities	(58,158)	(23,996)

Cash flows from investing activities:
Repurchase of Keflex assets from Deerfield	—	(12,190)
Purchase of marketable securities	(5,206)	(46,243)
Sale and maturities of marketable securities	49,267	2,380
Purchases of property and equipment	(98)	(813)
Proceeds from sale of fixed assets	—	1,366

Net cash provided by (used in) investing activities	43,963	(55,500)

Cash flows from financing activities:
Payments on capital lease obligations	(1,591)	—
Proceeds from private placements of common stock, net of issuance expenses	—	115,944
Payment to settle warrant liability	—	(8,814)
Proceeds from exercise of common stock options	64	771
Proceeds from exercise of common stock warrants	—	163

Net cash (used in) provided by financing activities	(1,527)	108,064

Net (decrease) increase in cash and cash equivalents	(15,722)	28,568

Cash and cash equivalents, beginning of period	30,520	1,952

Cash and cash equivalents, end of period	$14,798	$30,520